EXHIBIT 10.1

GENTA INCORPORATED

September ___, 2007

Dear ______________________:

We are pleased to inform you that you are eligible for the acquisition bonus program (the “Acquisition Bonus Program”) recently authorized by the Company’s Board of Directors. The purpose of the new program is to allow employees to share in a portion of the proceeds realized from a future sale of the Company that occurs prior to the earlier of (i) the approval by the Company’s shareholders of the Company’s 2007 Stock Incentive Plan or (ii) December 31, 2008. Any stock options granted to you under the 2007 Stock Incentive Plan will terminate in the event you become entitled to payment under Part II C of this letter agreement.

The purpose of this letter is to notify you of the terms and conditions which will govern your participation. Part One of this letter contains certain definitions which will be in effect for purposes of your bonus award. Part Two indicates the nature of your participation and the provisions governing the payout of your bonus award. Part Three concludes with a summary of certain miscellaneous features of your bonus award.

PART ONE – DEFINITIONS

For purposes of your participation in the Acquisition Bonus Program, the following definitions will be in effect:

Board means the Company’s Board of Directors.

Bonus Award means the bonus amount specifically allocated to you pursuant to Part Two of this agreement.

Change in Control shall have occurred if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) other than (a) the Company or any subsidiary of the Company, (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or (c) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities without the prior written consent of the Board;

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(ii) the shareholders of the Company approve a merger or consolidation of the Company with any other company (other than a wholly-owned subsidiary of the Company), other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in clause (i) above with the exceptions noted in clause (i)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iii) the shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

Change in Control Proceeds mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Change in Control:

(i) for a Change in Control effected by a merger or consolidation or by the direct purchase of the Company’s outstanding securities, the aggregate amount of consideration (valued at fair market value) paid to the holders of the Company’s outstanding securities in acquisition of their stockholder interests,

(ii) for a Change in Control effected by the purchase of all or substantially all of the Company’s assets, the portion of the consideration (valued at fair market value) paid to the Company for those assets which is subsequently distributed to the holders of the Company’s outstanding securities, or

(iii) in the case of a liquidation of the Company, the consideration (valued at fair market value) distributed to the holders of the Company’s outstanding securities in liquidation of their shareholder interests.

No liability of the Company assumed or discharged by the acquiring person or persons in the Change in Control will be taken into account in determining the amount of the Change in Control Proceeds. However, the Change in Control Proceeds will, for purposes of determining the Unit Value, include any and all Earn-Out Payments made after the effective date of the Change in Control.

Code means the Internal Revenue Code, as amended from time to time.

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Earn-Out means any portion of the Change in Control Proceeds which is not payable or determinable at the time of the Change in Control by reason of any earn-out provision or other contingent pay-out feature based upon the financial or other performance of the Company following the effective date of such Change in Control.

Earn-Out Payment means the portion of the Change in Control Proceeds which becomes payable pursuant to the Earn-Out on one or more dates following the effective date of the Change in Control.

1934 Act means the Securities Exchange Act of 1934, as amended from time to time.

Plan Expiration Date means the earlier of (i) December 31, 2008 or (ii) the date of approval of the Company’s 2007 Stock Incentive Plan by the Company’s shareholders.

Termination for Cause means the termination of your employment due to (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary) or (iii) any other intentional misconduct on your part adversely affecting the business or affairs of the Company in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for your dismissal or discharge or for the dismissal or discharge of any other individual in the service of the Company (or any parent or subsidiary).

Unit Value means the value of the Unit at the time of the Change in Control as determined under Part Two of this letter agreement.

Units means the participating interests awarded from time to time to you and other participants in the Acquisition Bonus Program.

PART TWO – BONUS AWARD

A. Award of Units. You have been awarded _______ Units in the Acquisition Bonus Program. Solely for purposes of valuing this award upon the time of any payout, each of your Units has been assigned a Base Value of $X.XX.

B. Bonus Award. Your Bonus Award will be the amount determined by multiplying (i) the difference between (a) the Unit Value (determined as specified below) and (b) the Base Value (as specified in paragraph A above) and (ii) the number of Units awarded to you. For purposes of this award, the Unit Value for each Unit will be determined by dividing (i) the Change in Control Proceeds (excluding any Earn Out Payments) by (ii) the total number of shares of Genta common stock outstanding at the time of the Change in Control. The Acquisition Bonus Program shall terminate, and you will cease to be entitled to any Bonus Award, if no Change in Control becomes effective before the Plan Expiration Date.

C. Vesting of Bonus Award. Any Bonus Award to which you actually become entitled under the program will vest on the effective date of the Change in Control, provided you are an active employee on that date and the Plan Expiration Date has not yet occurred, and will be payable as provided in Part II E below. In addition,

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if you remain employed by the Company for at least one (1) year from the date of this letter agreement, then in the event of an Exempted Termination following such one (1)-year period, you will be entitled to 50% of your Bonus Award, provided the effective date of the Change in Control referred to in the next sentence occurs prior to the Plan Expiration Date. For purposes of this letter agreement, an Exempted Termination means a termination of your employment either (i) voluntarily by you or by the Company for reasons other than Termination for Cause in each case within the three (3)-month period immediately preceding the Change in Control or (ii) by reason of death or permanent disability within the twelve (12)-month period immediately preceding the Change in Control.

D. Cancellation of Units. In the event that your employment has terminated prior to the Change in Control (other than an Exempted Termination that occurs more than one (1) year from the date of this letter agreement), your Units will be immediately cancelled and you will not be entitled to any Bonus Award. In the event of an Exempted Termination that occurs more than one (1) year after the date of this letter agreement, fifty percent (50%) of your Units will terminate immediately upon your termination, and your right to the balance of your Units will be determined in accordance with Part II C above.

E. Payment. Your vested Bonus Award will be paid within thirty (30) days after the later of (i) the effective date of the Change in Control or (ii) the date the Change in Control Proceeds are paid to the Company’s shareholders. However, to the extent any portion of the Change in Control Proceeds payable to the Company’s shareholders are subject to an indemnity holdback or escrow arrangement, then the amount of your Bonus Award will be reduced by the same percentage holdback in effect for the shareholders, and that held-back percentage will be paid to you only when and to the extent similar holdback percentage applicable to the Company’s shareholders is in fact subsequently paid to them.

All payments under the program will be made in cash; provided, however, that if all or any portion of the Change in Control Proceeds is paid in the form of freely-tradable securities registered under the federal securities laws, then the payment of the Bonus Award due to you may, in the Board’s sole discretion, be made in those securities, but not in excess of the percentage of the Change in Control Proceeds paid to the Company’s shareholders in the same securities.

All of your rights under the program will terminate, upon the receipt of the amount or amounts which become due and payable to you under the provisions of this letter agreement in connection with the first transaction constituting a Change in Control.

F. Earn-Out Payments. Notwithstanding paragraph E above, if any portion of the Change in Control Proceeds is to be paid after the effective date of the Change in Control pursuant to an Earn Out, then the portion of your Bonus Award that is attributable to each Earn-Out Payment shall be paid within thirty (30) days after the date that Earn Out Payment is made to the Company’s shareholders. However, if the Earn Out Payment is to be paid to the shareholders later than the fifth anniversary of the effective date of the Change in Control, then you will not receive the portion of your Bonus Award attributable to such Earn Out Payment.

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The additional Bonus Award to which you may become entitled in connection with each Earn-Out Payment will be determined as follows:

First, the Unit Value will be recalculated on the basis of all Change in Control Proceeds paid to date to the Company’s shareholders, including the current Earn-Out Payment.

Then, the amount of your Bonus Award at the time of the Earn-Out Payment will be determined under paragraph B above based on the recalculated Unit Value.

Finally, the resulting dollar amount will be reduced dollar-for-dollar by all prior Bonus Awards made to you under the program.

G. Special Limitation. In the event that any payments to which you become entitled in accordance with the provisions of this letter would otherwise constitute a parachute payment under Section 280G of the U.S. Internal Revenue Code, then such payments will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to you under this letter agreement (or on any other benefits to which you may be entitled in connection with the Change in Control or the subsequent termination of your Employee status) under Section 4999 of the U.S. Internal Revenue Code.

PART THREE --- MISCELLANEOUS PROVISIONS

All decisions with respect to your Bonus Award and the Acquisition Bonus Program (including, without limitation, your eligibility to receive your Bonus Award, the number of Units issued or issuable under the Acquisition Bonus Program and the Unit Value) shall be made by the Compensation Committee in its sole discretion and its decisions will be final and binding.

The implementation of the Acquisition Bonus Program will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Your rights and interests pertaining to the Bonus Award may not be transferred, assigned, pledged or encumbered, other than a transfer effected by will or the laws of inheritance following your death. Any Bonus Award which becomes due in connection with your death will be paid to your designated beneficiary under the Acquisition Bonus Program or, in absence of such designated beneficiary, to the personal representative or administrator of your estate.

The payment of your Bonus Award will be subject to the Company’s collection of all applicable Federal, state and local income and employment taxes required to be withheld therefrom, and you will only receive the portion of your Bonus Award in excess of those taxes.

Any Bonus Award which you become entitled hereunder shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other special

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account shall be established as a funding vehicle for the amounts which become payable from the Bonus Pool, including your Bonus Award. Accordingly, your right (or the right of the executors or administrators of your estate) to receive the Bonus Award will at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

No provision of the Acquisition Bonus Program will confer any right upon you to continue in the employ of the Company (or any successor entity) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights, to terminate your employment at any time for any reason, with or without cause.

Your participation in the Acquisition Bonus Program will terminate upon the earlier of (i) your cessation of employment with the Company (or any successor entity) other than an Exempted Termination or (ii) your receipt of the payment and benefits to which you become entitled hereunder.

The terms and provisions of this letter agreement shall cease to have any force and effect and the entire Acquisition Bonus Program shall terminate, and you will cease to be entitled to any Bonus Award or any other benefits otherwise payable pursuant to the terms of this letter agreement if no Change in Control is in fact consummated on or before the Plan Expiration Date.

The provisions of the Acquisition Bonus Program and this letter agreement will be governed by and construed in accordance with the laws of the State of New Jersey without resort to that State’s conflict-of-laws rules.

The liabilities and obligations of the Company under the Acquisition Bonus Program and this letter will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as a Change in Control.

We ask that you acknowledge your receipt of this letter and your acceptance of the terms and conditions in effect for your award under the Acquisition Bonus Program by signing and dating the Acceptance section below and returning it to Gregg Siefert at the Company as soon as possible.

Very truly yours,

Gregg Siefert

Vice President, Human Resources

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ACCEPTANCE

I hereby acknowledge receipt of the Company’s letter of September XX, 2007 setting forth the terms and conditions governing the award made to me under the Company’s new Acquisition Bonus Program. I hereby agree to and accept all those terms and conditions, and my entitlement to any Bonus Award under such program shall be determined solely by the terms and conditions of such letter. I understand and agree that I will not be entitled to any of those benefits if a Change in Control is not consummated on or before the Plan Expiration Date.

Signature:
Printed Name:
Dated:	, 2007

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